EXHIBIT 99.1

QC Holdings, Inc. Reports First Quarter Results

Board Declares $0.05 Dividend Per Common Share

OVERLAND PARK, Kan., May 9, 2013 (GLOBE NEWSWIRE) -- QC Holdings, Inc. (Nasdaq:QCCO) reported income from continuing operations of $2.0 million and revenues of $42.2 million for the quarter ended March 31, 2013. For the three months ended March 31, 2012, income from continuing operations totaled $5.0 million and revenues were $44.2 million.

The three months ended March 31, 2013 and 2012 include discontinued operations relating to branches that were closed during each period. Schedules reconciling adjusted EBITDA to income from continuing operations for the three months ended March 31, 2013 and 2012 are provided below.

Revenues declined $2.0 million, or 4.5%, quarter-to-quarter, primarily due to lower sales in the automotive segment from reduced customer demand, partially offset by higher fees and interest from the company's longer-term, higher-dollar installment products, which were introduced in early 2012.

Branch operating costs, exclusive of loan losses, decreased $955,000 (to $20.2 million) during the three months ended March 31, 2013 versus prior year's first quarter. This decrease was attributable to lower automotive cost of sales associated with reduced car sales.

Loan losses increased $2.4 million during first quarter 2013, totaling $8.0 million versus $5.6 million in prior year's first quarter. The loss ratio increased to 19.0% in first quarter 2013 versus 12.7% in last year's first quarter. The company believes the higher loss ratio is partially attributable to the delay in customer income tax refunds in 2013 versus 2012. For the quarter, returned items as a percentage of revenues were 42%, up from 35% in prior year's first quarter.

Regional and corporate expenses totaled $8.9 million during the three months ended March 31, 2013, up slightly from the $8.7 million in first quarter 2012. Note, however, that first quarter 2013 results include approximately $445,000 in severance and related costs in connection with a restructuring necessitated by declining loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry.

Interest expense declined to $456,000 in first quarter 2013 from $1.0 million in the prior year quarter as a result of lower average debt balances. Prior year's first quarter includes $951,000 of other income largely due to a reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's acquisition of Direct Credit Holdings Inc.

- DIVIDEND DECLARATION -

QC's Board of Directors declared a regular quarterly dividend of $0.05 per common share, payable June 4, 2013 to stockholders of record as of May 21, 2013.

About QC Holdings, Inc.

Headquartered in Overland Park, Kansas, QC Holdings, Inc. is a leading provider of short-term loans in the United States and Canada. In the United States, QC offers various products, including payday, installment and title loans, check cashing, debit cards and money transfer services, through 437 branches in 23 states at March 31, 2013 (note, however, that the company has five branches scheduled to close by June 30, 2013). In Canada, the company, through its subsidiary Direct Credit Holdings Inc., is engaged in short-term, consumer Internet lending in various provinces. In addition, the company operates five buy here, pay here automotive dealerships in the Kansas City metropolitan area. During fiscal 2012, the company advanced nearly $1.0 billion to customers and reported total revenues of $180.6 million.

Forward Looking Statement Disclaimer: This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on the company's current expectations and are subject to a number of risks and uncertainties, which could cause actual results to differ materially from those forward-looking statements. These risks include (1) changes in laws or regulations or governmental interpretations of existing laws and regulations governing consumer protection or payday lending practices, (2) uncertainties relating to the interpretation, application and promulgation of regulations under the Dodd-Frank Wall Street Reform and Consumer Protection Act, including the impact of future regulations proposed or adopted by the Bureau of Consumer Financial Protection, which is created by that Act, (3) ballot referendum initiatives by industry opponents to cap the rates and fees that can be charged to customers, (4) litigation or regulatory action directed towards us or the payday loan industry, (5) volatility in our earnings, primarily as a result of fluctuations in loan loss experience and closures of branches, (6) risks associated with the leverage of the company, (7) negative media reports and public perception of the payday loan industry and the impact on federal and state legislatures and federal and state regulators, (8) changes in our key management personnel, (9) integration risks and costs associated with acquisitions, including our recent Canadian acquisition, (10) risks associated with owning and managing non-U.S. businesses and (11) the other risks detailed under Item 1A. "Risk Factors" in our Annual Report on Form 10-K for the year ended December 31, 2012 filed with the Securities and Exchange Commission. QC will not update any forward-looking statements made in this press release to reflect future events or developments.

(Financial and Statistical Information Follows)

QC Holdings, Inc.
Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2012	2013
Revenues
Payday loan fees	$ 29,319	$ 27,745
Automotive sales, interest and fees	6,407	3,628
Installment interest and fees	4,238	6,887
Other	4,270	3,935
Total revenues	44,234	42,195
Operating expenses
Salaries and benefits	9,458	9,429
Provision for losses	5,597	8,023
Occupancy	4,728	4,795
Cost of sales - automotive	3,178	2,180
Depreciation and amortization	567	563
Other	3,243	3,252
Total operating expenses	26,771	28,242
Gross profit	17,463	13,953

Regional expenses	3,083	3,102
Corporate expenses	5,615	5,812
Depreciation and amortization	541	453
Interest expense	1,020	456
Other expense (income), net	(951)	712
Income from continuing operations before income taxes	8,155	3,418
Provision for income taxes	3,123	1,400
Income from continuing operations	5,032	2,018
Loss from discontinued operations, net of income tax	103	5
Net income	$ 4,929	$ 2,013

Earnings per share:
Basic
Continuing operations	$ 0.28	$ 0.11
Discontinued operations	--	--
Net income	$ 0.28	$ 0.11

Diluted
Continuing operations	$ 0.28	$ 0.11
Discontinued operations	--	--
Net income	$ 0.28	$ 0.11

Weighted average number of common shares outstanding:
Basic	17,142	17,330
Diluted	17,150	17,330

Non-GAAP Reconciliations
Adjusted EBITDA
(in thousands)
(Unaudited)

QC reports adjusted EBITDA (income from continuing operations before interest, taxes, depreciation, amortization, charges related to stock options and restricted stock awards, and non-cash gains or losses associated with property disposition) as a financial performance measure that is not defined by U.S. generally accepted accounting principles ("GAAP"). QC believes that adjusted EBITDA is a useful performance metric for our investors and is a measure of operating and financial performance that is commonly reported and widely used by financial and industry analysts, investors and other interested parties because it eliminates significant non-cash charges to earnings. The quarter ended March 31, 2013 includes an additional adjustment to EBITDA related to severance and related costs in connection with a restructuring plan that the company undertook due to a decline in loan volumes over the past few years as a result of shifting customer demand, the sluggish economy, regulatory changes and increasing competition in the short-term credit industry. In addition, for the three months ended March 31, 2012, adjusted EBITDA excludes a non-cash gain due to the reduction in the liability that was recorded to estimate the fair value of the contingent supplemental earn-out payment in connection with the Company's third quarter 2011 acquisition of Direct Credit Holdings Inc. It is important to note that non-GAAP measures, such as adjusted EBITDA, should not be considered as alternative indicators of financial performance compared to net income or other financial statement data presented in the company's consolidated financial statements prepared pursuant to GAAP. Non-GAAP measures should be evaluated in conjunction with, and are not a substitute for, GAAP financial measures. The following table provides a reconciliation of income from continuing operations to adjusted EBITDA:

	Three Months Ended
	March 31,
	2012	2013

Income from continuing operations	$ 5,032	$ 2,018
Provision for income taxes	3,123	1,400
Depreciation and amortization	1,108	1,016
Interest expense	1,020	456
Non-cash (gains) losses	(951)	712
Stock option and restricted stock expense	612	484
Severance and related costs		477
Adjusted EBITDA	$ 9,944	$ 6,563

QC Holdings, Inc.
Consolidated Balance Sheets
(in thousands)

	December 31, 2012	March 31, 2013
ASSETS		(Unaudited)
Current assets
Cash and cash equivalents	$ 14,124	$ 17,073
Restricted cash	1,076	1,077
Loans receivable, less allowance for losses of $7,237 at December 31, 2012 and $5,115 at March 31, 2013	61,219	46,872
Prepaid expenses and other current assets	10,486	8,361
Total current assets	86,905	73,383
Non-current loans receivable, less allowance for losses of $1,027 at December 31, 2012 and $1,165 at March 31, 2013	2,392	3,587
Property and equipment, net	11,406	11,058
Goodwill	22,463	22,314
Intangible assets, net	3,656	3,271
Other assets, net	4,878	4,709
Total assets	$ 131,700	$ 118,322

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable	$ 2,055	$ 1,113
Accrued expenses and other liabilities	9,379	7,989
Deferred revenue	4,019	2,704
Revolving credit facility	25,000	14,500
Total current liabilities	40,453	26,306

Non-current liabilities	5,747	5,451

Long-term debt	3,154	3,185
Total liabilities	49,354	34,942

Commitments and contingencies
Stockholders' equity	82,346	83,380
Total liabilities and stockholders' equity	$ 131,700	$ 118,322

QC Holdings, Inc.
Selected Statistical and Operating Data
(in thousands, except Average Loan, Average Term and Average Fee)

	Three Months Ended March 31,
	2012	2013
	Unaudited	Unaudited
Operating Data – Short-term Loans:
Loan volume	$ 194,022	$ 181,198
Average loan (principal plus fee)	380.34	384.49
Average fee	57.94	59.41

Operating Data – Installment Loans:
Loan volume	$ 6,901	$ 9,357
Average loan (principal)	567.22	642.83
Average term (days)	185	222

Operating Data – Automotive Loans:
Loan volume	$ 5,042	$ 2,955
Average loan (principal)	9,984	10,051
Average term (months)	33	33

Other Revenues:
Credit services fees	$ 1,808	$ 1,659
Check cashing fees	983	823
Title loan fees	672	358
Other	807	1,095
Total	$ 4,270	$ 3,935

Loss Data:
Provision for losses, continuing operations:
Charged-off to expense	$ 15,351	$ 17,818
Recoveries	(8,203)	(8,884)
Adjustment to provision for losses based on evaluation of outstanding receivables	(1,551)	(911)
Total provision for losses	$ 5,597	$ 8,023
Provision for losses as a percentage of revenues	12.7%	19.0%
Provision for losses as a percentage of loan volume (all products)	2.5%	3.9%
CONTACT: Investor Relations Contact:
         Douglas E. Nickerson (913-234-5154)
         Chief Financial Officer

         Media Contact:
         Tom Linafelt (913-234-5237)
         Director - Corporate Communications